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                                                                   EXHIBIT: 99.4

July 18, 2003

Dear UNICCO Noteholder:

Thank you for your investment in our 9-7/8% Senior Subordinated Notes Due 2007. We appreciate your past support, and are communicating now to ask for your consent to certain waivers and amendments under the Indenture that governs the notes, as more fully explained in the enclosed Information Statement.

As set forth in the Information Statement, we are offering a substantial economic inducement as consideration for your consent, including (1) an increase to 13% in the cash interest rate on all of the notes, (2) an initial consent fee of $1 million paid in cash upon the effectiveness of the proposed waivers and amendments, payable pro rata among all noteholders of the approximately $47.2 million in aggregate principal amount of all outstanding notes, and (3) an additional back-end consent fee of up to an additional $3 million. The back-end consent fee is payable to those noteholders who continue to hold the notes until their maturity in October 2007, or earlier if accelerated, but would not be payable to any noteholder whose note is repaid on or prior to March 31, 2006.

In addition to this restructuring of the notes, we are simultaneously negotiating to refinance our existing senior credit facility with a new lending group.

While these transactions have been pending, we can assure you that UNICCO's core business remains strong and focused.

We are asking our noteholders to "CONSENT" to our initiative. IF YOU DO NOT CONSENT, IT WILL HAVE THE SAME EFFECT AS A "NO" VOTE. If your notes are held by a brokerage firm or custodian, please take a moment to return your green consent form to your broker or custodian, following the instructions provided, for them to be able to take action by the DEADLINE DATE OF JULY 24, 2003.

We appreciate your consideration and encourage you to consent in support of our initiative. If you have any questions, you may contact me personally at 617-559-4132, or our Information Agent, Morrow & Co., toll-free at 1-800-662-5200, or on the web at www.morrowco.com. We look forward to hearing from you.

Sincerely,

Kevin S. Nolan
Chief Financial Officer